Exhibit 10.2

CUSTODIAL SERVICES AGREEMENT

Hashdex Nasdaq Crypto Index US ETF

&

Fidelity Digital Asset Services, LLC

THIS CUSTODIAL SERVICES AGREEMENT (this “Agreement”) is made on June 27, 2025 (the “Effective Date”), by and between Hashdex Nasdaq Crypto Index US ETF, (the “Client”), with Hashdex Asset Management Ltd. as Sponsor acting on behalf of Client, and Fidelity Digital Asset Services, LLC (the “Custodian”, and collectively with the Client, the “Parties,” and each individually, a “Party”).

1.	DEFINITIONS AND INTERPRETATION

A.	Definitions. For purposes of this Agreement and any exhibit or schedule hereto, the following terms shall have the meanings ascribed to them below:

“Affiliated Agent” has the meaning set forth in Section 12.C.iii.

“Assets” means Cash and Eligible Assets that have been Delivered to the Custodian to be credited to one or more Custody Accounts established and maintained by the Custodian on behalf of the Client, in each case until such Assets are withdrawn or cease to be Assets pursuant to this Agreement. Assets shall also mean any Forked Digital Asset that the Custodian, in its sole discretion, chooses to support pursuant to Section 8 hereof.

“Authenticated Instruction” means an Instruction that has been confirmed as originating from an Authorized Person through a video conference call, the use of a mobile phone application or hardware security module or other method of authentication in accordance with procedures specified by the Custodian from time to time as required to be used in connection with the services hereunder.

“Authorized Person” has the meaning set forth in Section 5.A.

“Blockchain Address” means a public address on a blockchain in which a record of Eligible Assets can be held (including, without limitation, a bitcoin address for the asset commonly known as bitcoin).

“Business Day” means any day on which the Federal Reserve Bank of New York is open for business.

“Cash” has the meaning set forth in Section 2.A.ii.

“Cash Credit Request” has the meaning set forth in Section 3.D.

“Cash Custody Account” has the meaning set forth in Section 2.A.ii.

“Cash Debit Request” has the meaning set forth in Section 3.E.

“Client Digital Assets” has the meaning set forth in Section 2.B.i.

“Confidential Information” has the meaning set forth in Section 18.

“Custody Account” has the meaning set forth in Section 2.A.ii.

“Cut-Off Time” has the meaning set forth in Section 5.G.

“Delivery” (or “Deliver” or “Delivered”) means the transfer of Eligible Assets to one or more Blockchain Addresses controlled by the receiving Party and provided by the receiving Party to the sending Party for such transfer. Eligible Assets shall be considered Delivered to the Custodian after the prevailing number of network confirmations as required by the Custodian from time to time have occurred on the blockchain used for the transaction transferring the Eligible Assets.

“Digital Asset” means a digital asset (also called a “cryptocurrency,” “virtual currency,” “digital currency,” or “digital commodity”), such as bitcoin, which is based on the cryptographic protocol of a computer network that may be (i) centralized or decentralized, (ii) closed or open-source, and (iii) used as a medium of exchange and/or store of value.

“Digital Asset Credit Request” has the meaning set forth in Section 3.A.

“Digital Asset Debit Request” has the meaning set forth in Section 3.B.

“Digital Asset Custody Account” has the meaning set forth in Section 2.A.i.

“Eligible Assets” mean Digital Assets that are supported by the Custodian in its sole discretion on any given date in accordance with Section 2.D.

“Fee Schedule” means the schedule referred to in Section 12.D.i, as annexed hereto.

“Force Majeure Event” means any event due directly or indirectly to any cause or condition beyond the reasonable control of the Custodian, such as, but not limited to: changes in the functioning or features of Eligible Assets or the software protocols that govern their operation; sabotage or fraudulent manipulation of the protocols or network that govern Eligible Assets; changes in applicable Law; cybersecurity attacks, hacks or other intrusions; unavailability or malfunction of wire, communications or other technological systems; suspension or disruption of trading markets; requisitions; involuntary transfers; failure of utility services; fire; flooding; adverse weather or events of nature; explosions; acts of God, civil commotion, strikes or industrial action of any kind; riots, insurrection, terrorist acts; war (whether declared or undeclared); or acts of government or government agencies (U.S. or foreign).

“Fork” means a change in the consensus rules of a network for a Digital Asset, as further described in Schedule 3.

“Forked Digital Asset” means the resulting branches of a Digital Asset that has undergone a Fork.

“Governmental Authority” means any governmental body at the supranational, national, state, county, province, city, municipal, local or any other level, any agency, authority, instrumentality, regulatory body, quasi-regulatory authority, administrative tribunal, central bank, public office, court, arbitration or mediation panel, or other entity or subdivision exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of government, securities exchange or self-regulatory organization, in each case in any jurisdiction.

“Hague Securities Convention” means the Convention on the Law Applicable to Certain Rights in Respect of Securities Held with an Intermediary, July 5, 2006, 17 U.S.T. 401, 46 I.L.M. 649 (entered into force April 1, 2017).

“Ineligibility Determination” has the meaning set forth in Section 2.D.

“Instructions” mean communications, including entitlement orders, received by the Custodian through an on-line communication system, by e-mail, or other method or system, as specified by the Custodian from time to time as available for use in connection with the services hereunder.

“Law” means each of the following, including any updates thereto throughout the Term, to the extent applicable: any and all supranational, national, state, provincial or local laws, treaties, rules, regulations, regulatory guidance, directives, policies, orders or determinations of (or agreements with), and mandatory written direction from (or agreements with), any Governmental Authority or other regulatory authority, including export laws, sanctions regulations, and all federal and state statutes or regulations relating to banking, stored value, money transmission, unclaimed property, payment processing, telecommunications, unfair or deceptive trade practices or acts, anti-corruption, trade compliance, anti-money laundering, terrorist financing, “know your customer,” securities, commodities, derivatives, other financial products or services, privacy or data security.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, joint venture, trust, proprietorship, governmental body or other entity, association or organization of any nature. Any reference herein to any Person shall be construed to include such Person’s successors and assigns.

“Proper Instructions” has the meaning set forth in Section 5.B.

“Sponsor” means the Sponsor of the Client, the Hashdex Asset Management Ltd.

“System Failure” means a failure of any computer hardware or software used by the Custodian or a service provider to the Custodian, or any telecommunications lines or devices used by the Custodian or a service provider to the Custodian.

“Taxes” means all federal, state, local, foreign, and other taxes, government fees or the like, including, without limitation, income taxes, estimated taxes, alternative minimum taxes, franchise taxes, capital stock taxes, sales taxes, use taxes, ad valorem, or value-added taxes, employment and payroll-related taxes, withholding taxes, and transfer taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest thereon, and fines and penalties imposed in connection therewith.

“Trade Order” has the meaning set forth in Section 4.A.

“UCC” means the Uniform Commercial Code as in effect in the Commonwealth of Massachusetts from time to time.

B.	Interpretation.

i.	The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections, Exhibits, Appendices and Schedules are to Sections, Exhibits, Appendices and Schedules of this Agreement unless otherwise specified. All Exhibits, Appendices and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Appendix or Schedule but not otherwise defined therein, will have the meaning as defined in this Agreement. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. Whenever the words “such as,” “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation,” whether or not they are in fact. The word “will” shall be construed to have the same meaning and effect as the word “shall.”

ii.	The terms “entitlement holder”, “entitlement order”, “financial asset”, “proceeds”, “security entitlement”, and “securities intermediary” have the meanings set forth in Articles 8 and 9 of the UCC and the term “security” shall also include property included in the term “securities” in the Hague Securities Convention.

2.	ESTABLISHMENT AND MAINTENANCE OF CUSTODY ACCOUNTS AND APPOINTMENT OF CUSTODIAN

A.	Custody Accounts. The Client authorizes, approves and directs the Custodian to establish and maintain on its books, in the name of the Client as the entitlement holder, pursuant to the terms of this Agreement:

i.	one or more custody accounts for the receipt, safekeeping and maintenance of Eligible Assets (each a “Digital Asset Custody Account”); and

ii.	one or more cash accounts (each a “Cash Custody Account”, and, together with the Digital Asset Custody Accounts, the “Custody Account”), each corresponding to a Digital Asset Custody Account, to hold cash and monies received for deposit for the account of the Client (“Cash”) in accordance with the terms of this Agreement. Cash held for the Client in Cash Custody Accounts may be held by the Custodian in an omnibus, non-interest bearing cash account, along with the Cash of other customers of the Custodian, at an unaffiliated depository in the name of the Custodian, specifically designated for the purpose of holding funds of the Custodian’s clients. The Custodian will not commingle its corporate cash with Client Cash in any such omnibus account. The Custodian may hold Cash in a Cash Custody Account subject to and in accordance with applicable local law, rules or practices. The establishment of the Custody Account in the name of the Client shall be subject to successful completion of the Custodian’s screening procedures.

B.	Financial Asset Election. The parties agree that all property credited to the Custody Accounts, including all Cash, will be treated as “financial assets” under Article 8 of the UCC, the Custodian will be acting as “securities intermediary” in maintaining the Custody Accounts within the meaning of Article 8 of the UCC and an “intermediary” within the meaning of the Hague Securities Convention, and the Custody Accounts will constitute “securities accounts” within the meaning of Article 8 of the UCC and the Hague Securities Convention with respect to all property credited thereto. The Commonwealth of Massachusetts is the “securities intermediary’s jurisdiction” for purposes of the UCC, and the law in force in the Commonwealth of Massachusetts is applicable to all issues specified in Article 2(1) of the Hague Securities Convention.

C.	Digital Asset Segregation.

i.	Digital Assets in the Digital Asset Custody Account will be held through an omnibus wallet structure, along with the Digital Assets of other customers of the Custodian (an “Omnibus Wallet”). The Client agrees that the Digital Assets that are transferred by the Client to the Custodian or acquired by the Client through Trade Orders (“Client Digital Assets”) will be treated as fungible with those Digital Assets of other clients of the Custodian that are based on the same cryptographic protocol or consensus rules of a computer network (subject to Schedule 3) that are also held in the Omnibus Wallet by the Custodian on behalf of such other clients. The Client acknowledges that the redelivery rights of the Client in respect of the Client Digital Assets are not necessarily for the same Digital Assets as the Client Digital Assets (or addresses or accounts that are associated with the Client Digital Asset), but rather will be in respect of an equal amount of Digital Assets that are based on the same cryptographic protocol or consensus rules of a computer network (subject to Schedule 3) as the Client Digital Asset. The Custodian will manage all associated private keys on behalf of the Client, subject to the terms of this Agreement.

ii.	A portion of the Digital Assets held for clients in the Omnibus Wallet will be held within an offline (i.e. ‘cold’) storage system used by the Custodian in connection with the storage or maintenance of the Digital Assets. As of the Effective Date, the cold storage locations are globally dispersed.

D.	Acceptance and Holding of Assets. The Custodian will determine in its sole discretion whether to accept Assets of any kind for custody in the Custody Account. If the Custodian determines in its sole discretion that, due to legal, regulatory, operational, security or reputational risk, an Asset currently held in custody is no longer an Eligible Asset (“Ineligibility Determination”), the Custodian shall (i) deliver the Client written notice of such Ineligibility Determination, (ii) provide no other services with respect to any such Asset, except for Digital Asset Debit Requests and the services described in this Section 2, following such Ineligibility Determination and (iii) within 60 Business Days, or if that is not reasonably practicable, as promptly as reasonably practicable, of the delivery of the Ineligibility Determination, Deliver Digital Assets that are of the same type as the Client Digital Assets (as set forth in Section 2.C.i) in the amount of the Digital Assets subject to the Ineligibility Determination.

E.	Designation of Assets. The Custodian shall on its books and records segregate all Digital Assets from the proprietary property of the Custodian; provided that the Custodian may maintain in the Omnibus Wallet an amount of proprietary Digital Assets that are used for operational or related purposes. The ownership of all of the Client’s Assets shall be clearly recorded in the Custodian’s books and records as belonging to the Client. Without the consent of the Client, the Custodian will not lend, pledge or hypothecate any Client Digital Assets. The Custodian will not use Client Digital Assets to secure or guarantee an obligation of, or obtain an extension of credit to, the Custodian.

F.	Status of Custodian. The Custodian is a limited liability company and shall be agent or principal with respect to any actions taken by the Custodian with respect to the purchase and sale services pursuant to Section 4 of this Agreement, subject to Section 12.C.vii.

3.	TRANSFER OF ASSETS

A.	Credits to the Digital Asset Custody Account. Subject to the terms of this Agreement, the Client may transfer Eligible Assets from an external provider or other third parties to the Digital Asset Custody Account. In advance of any such transfer from an external provider or other third party, the Client shall send the Custodian the applicable Proper Instructions in accordance with Section 5.B (a “Digital Asset Credit Request”) and the name of the owner(s) of the Digital Assets. The Custodian is not obligated to credit any Digital Assets to the Digital Asset Custody Account before the Custodian actually receives such Digital Assets by final settlement.

i.	The Custodian, upon receiving the Digital Asset Credit Request and verifying that such request complies with Section 5.B, will generate and deliver to the Client a recipient address and complete any Delivery to the Digital Asset Custody Account within the time period specified by the Custodian at the recipient address specified by the Custodian to the Client (or at an address previously specified by the Custodian to the Client and not subsequently identified to the Client as invalid), subject to successful completion of the Custodian’s screening procedures. Delivery to the Digital Asset Custody Account is subject to the payment of the Custodian’s fees as specified in the Fee Schedule.

ii.	The Custodian shall monitor associated nodes, as determined to be necessary by the Custodian in its sole discretion, for incoming transactions. The Custodian shall advise the Client of Eligible Assets availability after Eligible Assets have been Delivered to the Digital Asset Custody Account.

B.	Debits to the Digital Asset Custody Account. Subject to the terms of this Agreement, the Client may Deliver Eligible Assets from the Digital Asset Custody Account by sending the Custodian the applicable Proper Instructions in accordance with Section 5.B (a “Digital Asset Debit Request”).

i.	The Custodian, upon receiving the Digital Asset Debit Request and verifying that such request complies with Section 5.B, will initiate the transfer and broadcast the Digital Asset Debit Requests to the blockchain supporting the relevant Eligible Asset within the time period specified by the Custodian, subject to successful completion of the Custodian’s screening procedures.

ii.	The Custodian shall provide the Client with a confirmation of a pending debit transaction. Within the three (3) hours immediately following receipt of such confirmation, the Client may notify the Custodian to query or halt the transaction.

iii.	If the Custodian has received a Digital Asset Debit Request that would result in the transfer of Assets from the Custody Account exceeding the credit to the Custody Account for that Asset, the Custodian may, in its sole and absolute discretion, reject such Instructions or decide which deliveries it will make (in whole or in part and in the order it selects).

C.	Request for Additional Information. The Client shall promptly provide to the Custodian such additional information as the Custodian may request regarding the source or ownership of the Eligible Assets that are subject to a Digital Asset Credit Request or the recipient of Eligible Assets (and any associated financial institution) that are the subject of a Digital Asset Debit Request.

D.	Credits to the Cash Custody Account. Subject to the terms of this Agreement, the Client may transfer Cash into the Client’s Cash Custody Account from a third-party bank account or a third party by sending the Custodian the applicable Proper Instructions in accordance with Section 5.B (a “Cash Credit Request”).

i.	The Custodian, upon receiving the Cash Credit Request and verifying that such request complies with Section 5.B, will complete any transfer to the Cash Custody Account within the time period specified by the Custodian. Transfers to the Cash Custody Account are subject to fees specified in the Fee Schedule.

E.	Debits to the Cash Custody Account. Subject to the terms of this Agreement, the Client may transfer Cash from the Cash Custody Account to an account at a third-party bank established and maintained in the name of the Client or in the name of a third party in connection with the Client’s purchase of Digital Assets by sending the Custodian the applicable Proper Instructions in accordance with Section 5.B (a “Cash Debit Request”).

i.	The Custodian, upon receiving the Cash Debit Request and verifying that such request complies with Section 5.B, will complete any transfer from the Cash Custody Account within the time period specified by the Custodian. Transfers from the Cash Custody Account are subject to fees specified in the Fee Schedule.

ii.	Such transfer may only be effected via wire transfer.

F.	Purpose of Transfer of Cash. Any transfer of Cash to or from the Client’s Cash Custody Account requested by the Client pursuant to this Agreement shall be solely for the purpose of the settlement of transactions that are the subject of the Client’s Digital Asset Credit Request, Digital Asset Debit Request, or Trade Orders, to transfer Cash to an account at a third-party bank established and maintained in the name of the Client or to pay fees or expenses of the Custodian.

G.	Investment in and Transfer of Assets. The Client shall bear the sole risk and expense associated with investing, transferring or otherwise transacting in respect of Digital Assets (except to the extent otherwise specifically provided in this Agreement).

H.	Transaction Limits. The Custodian may, for risk management or other reasons, impose limits on the number or size, or both, of transactions processed for the Client under this Section 3.

4.	PURCHASE AND SALE OF DIGITAL ASSETS

A.	Role of Custodian. The Custodian may purchase any Digital Assets constituting Eligible Assets from the Client or sell any such Digital Assets to the Client upon receipt of a sale or purchase order in the form of Proper Instructions from the Client (“Trade Orders”).

B.	Execution and Order Fulfillment. The Custodian will execute and fulfill the Client’s Trade Orders in accordance with the terms set forth in Schedule 2 attached hereto, as such terms and procedures may be modified by the Custodian from time to time. THE CUSTODIAN’S EXECUTION AND SETTLEMENT OF TRADE ORDERS IS SUBJECT TO AVAILABLE LIQUIDITY AND MARKET CONDITIONS GENERALLY. THE CUSTODIAN RESERVES THE RIGHT TO CANCEL OR REJECT ANY TRADE ORDER, IN WHOLE OR IN PART, FOR ANY REASON.

5.	INSTRUCTIONS

A.	Authorized Persons and Sponsor. The Persons identified as “Authorized Persons” on the Firm Authorized User Form(s) completed by the Client or the Sponsor shall, subject to approval by the Custodian, be authorized to act on behalf of the Client in the performance of those acts or duties specified for each such person from time to time in the Firm Authorized User Form(s) (“Authorized Persons”). The Client, or Sponsor acting on behalf of the Client, may, from time to time, add to or remove names from the list of Authorized Persons maintained by the Custodian, or change the authorizations granted to any Authorized Person, by delivery of a new or revised Firm Authorized User Form to the Custodian. If at any time there are no Authorized Persons designated by the Client or the Sponsor, the president/chief executive officer and chief financial officer of the Client shall be deemed Authorized Persons hereunder.

B.	Proper Instructions.

i.	“Proper Instructions” mean:

a)	With respect to Digital Assets Debit Requests or Cash Debit Requests, an Authenticated Instruction delivered by an Authorized Person (or Person that the Custodian believes in good faith to be an Authorized Person) that is confirmed by an Authenticated Instruction from at least one additional Authorized Person (or Person that the Custodian believes in good faith to be an Authorized Person);

b)	With respect to Digital Assets Credit Requests or Cash Credit Requests, an Authenticated Instruction delivered by an Authorized Person (or Person that the Custodian believes in good faith to be an Authorized Person);

c)	With respect to Trade Orders, an Instruction delivered by an Authorized Person (or Person that the Custodian believes in good faith to be an Authorized Person) through the user interface specified by the Custodian to submit Trade Orders; and

d)	With respect to requests not involving the transfer of Assets from or to the Custody Account, an Instruction delivered by an Authorized Person (or Person that the Custodian believes in good faith to be an Authorized Person).

ii.	The Custodian may act upon and rely upon any Proper Instruction received from, or believed in good faith by the Custodian to be received from, an Authorized Person, that have been validated in accordance with procedures in place from time to time, unless or until the Custodian has (i) received written notice of any change thereto from the Client and (ii) had a reasonable time to note and implement such change. Validation procedures used by the Custodian are designed only to verify the source of the Instruction and not to detect errors in the content of that Instruction or to prevent duplicate Instructions. The Client agrees that the Custodian shall have no obligation to act in accordance with purported Instructions to the extent that they conflict with applicable Law. The Custodian shall not be liable for any loss resulting from a delay while it obtains clarification of any Proper Instructions. The Client agrees that the Custodian is not responsible for any errors made by or on behalf of the Client, any errors resulting, directly or indirectly, from fraud or the duplication of any Instruction by or on behalf of the Client, or any losses resulting from the malfunctioning of any devices used by the Client or any Authorized Person or loss or compromise of credentials used by the Client or any Authorized Person to deliver Instructions.

C.	Rejection of Instruction. The Custodian may reject or decide, in its sole and absolute discretion, not to act on any Instruction to transfer Eligible Assets (i) based on the Custodian’s applicable policies and procedures, including the results of the Custodian’s transaction monitoring and screening procedures, (ii) where it reasonably doubts such Instruction’s contents, authorization, origination or compliance with the Custodian’s policies and procedures, (iii) where it reasonably believes that acting on the Instruction could (a) require it to register or qualify as a regulated entity, (b) violate or facilitate the violation of any Law or (c) subject the Custodian to any financial or other liability for which it has not been provided adequate indemnification, and, in each case, the Custodian covenants to promptly notify the Client of its decision in such instance if permitted to do so by Law, or (iv) in order to give effect to transaction limits imposed in accordance with Section 3.H. In the event the Custodian shall receive conflicting Instructions from the Client or any Authorized Person, the Custodian shall be entitled, at its option, to refrain from taking action until such conflicting Instructions are reconciled to its reasonable satisfaction.

D.	Responsibility for Instructions. The Client is responsible for any Instructions actually given to the Custodian or on which the Custodian is entitled to rely hereunder, whether or not properly authorized by the Client. The Custodian shall have no duty or responsibility to inquire into, make recommendations, or determine the suitability of any Instructions or transactions affecting the Custody Account.

E.	Acknowledgment of Risk. The Client expressly acknowledges and agrees that the use of electronic communication systems to convey Instructions does not eliminate the risk of error and fraudulent activities or security and privacy issues.

F.	English. Instructions are to be given in the English language only.

G.	Cut-Off Times. The Custodian may act on Instructions only within applicable cut-off times specified by the Custodian from time to time on Business Days when the Custodian is open for business in the ordinary course (a “Cut-Off Time”).

6.	PERFORMANCE BY THE CUSTODIAN

A.	Custodial Duties Requiring Instructions. The Custodian shall carry out any of the following actions only upon receipt of specific Instructions, delivered in accordance with Section 5, authorizing and requesting same:

i.	Receive or deliver any Assets, except as otherwise specifically provided for in this Agreement;

ii.	Carry out any action affecting Assets and the Custody Account, other than those specified in Section 6.B below; provided, however, that each instance shall be subject to the prior approval and agreement of the Custodian; provided further, that all Instructions regarding Forked Digital Assets are subject to Section 8 of this Agreement; and

iii.	Transfer Assets in connection with the services described in Section 3.F.

B.	Non-Discretionary Custodial Duties. Absent a contrary Instruction, the Custodian shall be permitted, and is hereby authorized and directed by Client to, and may authorize subcustodians or depositories to, carry out any of the following actions without any further Instructions or approval by or on behalf of Client:

i.	In the Client’s name or on its behalf, sign any affidavits, certificates of ownership and other certificates and documents relating to Assets which may be required (a) to obtain any Assets, or (b) by any tax or regulatory authority having jurisdiction over the Assets or the Custody Account;

ii.	Notify the Client of notices, circulars, reports and announcements that require discretionary action, in each case, which the Custodian has received in the course of acting in the capacity of custodian of any Assets held on the Client’s behalf; and

iii.	Attend to all non-discretionary matters in connection with anything provided in this Section 6.B or any Instruction.

C.	Use of Third Parties. The Custodian may perform any of its duties or obligations under this Agreement through depositories, subcustodians, subcontractors or agents (including its affiliates), whenever and on such terms and conditions as it deems necessary or advisable to perform such duties or obligations or liabilities.

The Custodian shall act in good faith and use reasonable care in the selection and continued appointment of unaffiliated depositories, subcustodians, subcontractors or agents.

D.	Reporting. The Custodian will provide to Client monthly account statements identifying the Digital Assets in the Custody Account on a monthly basis and setting forth all transactions in the Custody Account during such month. Upon written request from the Sponsor, the Custodian will also provide copies of monthly account statements to the Sponsor.

E.	Security of Assets. The Custodian may take such steps that it determines, in its sole discretion, may be necessary or advisable to inspect and protect the security of the Assets, the Custody Account or the Omnibus Wallet or enhance the Custodian’s ability to secure the Assets or the Omnibus Wallet, including cancelling, interrupting, terminating or suspending any or all of the Custodian's services and operations hereunder and the Client's access to the Custodian's services and operations, to any Assets or to the Custody Accounts. The Custodian may from time to time review and amend its policies and procedures or impose such additional policies and procedures as the Custodian, in its sole discretion, considers necessary or advisable to enhance the Custodian's ability to secure the Assets or the Omnibus Wallet.

7.	TAXATION

A.	Client’s Tax Obligations. The Client shall, for all tax purposes, be treated as the owner of all Assets held by the Custodian pursuant to this Agreement. It is the Client’s sole responsibility to determine whether and to what extent Taxes and Tax reporting obligations may apply to the Client with respect to its Assets, Custody Accounts, and transactions, and the Client shall timely pay all such Taxes and shall file all returns, reports, and disclosures required by applicable Law.

B.	Tax Information. Upon execution of this Agreement, as well as upon request of the Custodian, the Client will promptly provide the Custodian with all forms, certifications, documentation, representations and warranties and any other information as the Custodian may request (“Account Tax Documentation”), including a duly completed and executed W-9 or W-8 (both available at www.irs.gov), as applicable, as to the Client’s and/or the Client’s underlying beneficial owners’ tax status and/or residence. The Client warrants that, when given, such Account Tax Documentation is true, complete and correct. If any such Account Tax Documentation becomes inaccurate, incorrect or obsolete, the Client will notify the Custodian immediately and promptly provide updated Account Tax Documentation. The Client understands that the Custodian may disclose any information with respect to Client Assets, Custody Accounts and transactions required or requested by any applicable taxing authority or other governmental entity.

C.	Payments; Indemnity. Custodian is authorized to deduct and/or withhold Taxes, including Taxes arising as a result of the Client’s failure to provide Account Tax Documentation pursuant to Section 7.B above, from Client’s Assets, Custody Account or cash or other property of the Client and remit such amounts to the relevant taxing authority. If any Taxes become payable with respect to any prior payment made to the Client by the Custodian, the Custodian may withhold any cash or other property of the Client held or received with respect to Client’s Assets, Custody Accounts or cash or other property in satisfaction of such prior Taxes. The Client shall remain liable for any Tax deficiency. If Taxes are required to be deducted or withheld from any payments made by the Client to Custodian, the Client will pay such additional amounts as are necessary so that Custodian receives a net amount equal to the amount Custodian would have received absent such withholding or deduction. Without limiting Section 13 hereof, the Client shall indemnify and hold the Custodian harmless from and against any and all liabilities, penalties, interest or additions to tax with respect to, or resulting from, any delay in, or failure by, the Custodian to pay, withhold or report any Taxes imposed on Client’s Assets, cash or other property.

8.	DIGITAL ASSET FORKS

A.	Fork of a Digital Asset. The Custodian is not responsible for any Fork of a Digital Asset, including any Eligible Assets, and is not liable for any loss in value of the Assets held by the Custodian on the Client’s behalf as a result of any Fork or otherwise. It is the responsibility of the Client to make itself aware of anticipated or upcoming operational or systemic changes in a Digital Asset and the Client must carefully consider publicly available information as well as information provided by the Custodian, if any, in determining whether to continue to use an account with the Custodian in connection with a Forked Digital Asset. In the event of a Fork of an Eligible Asset, the Custodian will use reasonable efforts to investigate the technical and operational feasibility of providing services with respect to Forked Digital Assets and will act in accordance with its Policy Statement on Forks as set forth in Schedule 3 attached hereto, which may be supplemented or modified by the Custodian from time to time in its sole discretion; provided that the Custodian retains the right, in its sole discretion, to determine whether or not to support (or cease supporting) each Forked Digital Asset.

9.	VALUE AND SUPPLY OF DIGITAL ASSETS; INSURANCE

A.	VALUE FLUCTUATION. THE CLIENT UNDERSTANDS THAT THE VALUE OF DIGITAL ASSETS AND ANY UNSUPPORTED FORKED DIGITAL ASSET CAN FLUCTUATE SUBSTANTIALLY, WHICH MAY RESULT IN A SIGNIFICANT OR TOTAL LOSS OF THE VALUE OF THE ASSETS HELD BY THE CUSTODIAN ON THE CLIENT’S BEHALF OR ANY UNSUPPORTED FORKED DIGITAL ASSET. THE CLIENT AGREES THAT THE CUSTODIAN WILL NOT BE LIABLE FOR ANY LOSS IN VALUE OF THE ASSETS OR UNSUPPORTED FORKED DIGITAL ASSET AT ANY TIME.

B.	SUPPLY OF DIGITAL ASSETS. THE SUPPLY OF DIGITAL ASSETS AVAILABLE TO THE CUSTODIAN TO PROVIDE TO THE CLIENT THROUGH TRADE ORDERS AND THE ABILITY OF THE CUSTODIAN TO DELIVER DIGITAL ASSETS DEPENDS ON THIRD PARTY PROVIDERS THAT ARE OUTSIDE OF THE CUSTODIAN’S CONTROL. THE CUSTODIAN DOES NOT OWN OR CONTROL ANY OF THE PROTOCOLS THAT ARE USED IN CONNECTION WITH DIGITAL ASSETS AND THEIR RELATED NETWORKS, INCLUDING THOSE RESULTING FROM A FORK. ACCORDINGLY, THE CUSTODIAN DISCLAIMS ALL LIABILITY RELATING TO SUCH PROTOCOLS AND ANY CHANGE IN THE VALUE OF ANY DIGITAL ASSETS (WHETHER FORKED DIGITAL ASSETS OR NOT), ANY ELIGIBLE ASSETS, OR ANY ASSETS, AND MAKES NO GUARANTEES REGARDING THE SECURITY, FUNCTIONALITY, OR AVAILABILITY OF SUCH PROTOCOLS OR NETWORKS. THE CLIENT ACCEPTS ALL RISKS ASSOCIATED WITH THE USE OF THE SERVICES TO CONDUCT TRANSACTIONS, INCLUDING, BUT NOT LIMITED TO, RISKS IN CONNECTION WITH THE FAILURE OF HARDWARE, SOFTWARE AND INTERNET CONNECTIONS.

C.	INSURANCE. THE CLIENT ACCEPTS THAT DIGITAL ASSETS ARE NOT SUBJECT TO THE PROTECTIONS OR INSURANCE PROVIDED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR THE SECURITIES INVESTOR PROTECTION CORPORATION. IN ADDITION, ALTHOUGH THE CUSTODIAN MAY MAINTAIN INSURANCE FOR ITS OWN BENEFIT IN CONNECTION WITH ITS BUSINESS, THIS INSURANCE, IF MAINTAINED, IS SOLELY FOR THE BENEFIT OF THE CUSTODIAN AND DOES NOT GUARANTEE OR INSURE THE CLIENT IN ANY WAY.

10.	ACKNOWLEDGMENT OF DIGITAL ASSET RISKS

A.	General Risks. The Client understands and acknowledges that investing in, buying, and selling Digital Assets presents a variety of risks that are not presented by investing in, buying, and selling products in other, more traditional asset classes. These risks include, but are not limited to, the following:

i.	Digital Assets are not legal tender, operate without central authority or banks, and are not backed by any government.

ii.	Digital Assets are a new technological innovation with a limited history and are a highly speculative asset class, and as such, have in the past experienced, and are likely in the future to continue to experience, high volatility, including periods of extreme volatility.

iii.	Digital Assets could become subject to Forks, and various types of cyberattacks, including but not limited to a “51% Attack” or a “Replay Attack,” as described in the Policy Statement on Forks attached to this Agreement as Schedule 3.

iv.	Trading platforms on which Digital Assets are traded, including exchanges that may be used by the Custodian to fill Trade Orders, may stop operating or shut down due to fraud, technical problems, hackers or malware, and these trading platforms may be more susceptible to fraud and security breaches than established, regulated exchanges for other products.

v.	The decentralized, open source protocol of the peer-to-peer computer network supporting a Digital Asset could be affected by internet disruptions, fraud or cybersecurity attacks, and such network may not be adequately maintained and protected by its participants.

vi.	Regulatory actions or policies may limit the ability to exchange a Digital Asset or utilize it for payments, and federal, state or foreign governments may restrict the use and exchange of Digital Assets.

vii.	It may be or in the future become illegal to acquire, own, sell, or use a Digital Asset in one or more countries, and the regulation of Digital Assets within and outside of the United States is still developing.

viii.	A Digital Asset could decline in popularity, acceptance or use, thereby impairing its price and liquidity.

B.	Acknowledgement. The risks described in this Section 10 are just some of the risks presented by investing in, buying and selling Digital Assets, and the Client acknowledges that the Client is solely responsible for understanding and accepting the risks involved in investing in, buying, and selling Digital Assets, acknowledges that, subject to the other provisions of this Agreement, the Custodian has no control or influence over such risks, and acknowledges that the Custodian shall not be liable for any loss in value of Digital Assets that occurs in connection, directly or indirectly, with these risks.

11.	REPRESENTATIONS AND WARRANTIES

A.	General. Each Party hereto represents and warrants to the other Party, as of the date this Agreement, that:

i.	It is duly organized and in good standing in its jurisdiction of formation;

ii.	It has the requisite power and authority to execute this Agreement and to perform its obligations hereunder;

iii.	It has taken all necessary action to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

iv.	This Agreement, when executed and delivered, will be its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws;

v.	Any consent, authorization or Instruction required in connection with its execution and performance of this Agreement has been provided by any relevant third party;

vi.	Any act reasonably required by any relevant governmental or other authority to be done in connection with its execution and performance of this Agreement has been or will be done (and will be renewed if necessary); and

vii.	Neither the execution nor performance of this Agreement by such Party will materially breach any applicable Law, contract or other requirement to which such Party is bound.

B.	Client. In addition to the general representations set forth in Section 11(A) hereof, the Client also represents, warrants and covenants to the Custodian that:

i.	Its operational place of business is in Brazil, and the Trust is incorporated in Delaware, and Client will notify the Custodian before any such locations are changed to another State or foreign country. For informational purposes, the Sponsor’s office is located at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands; the Trustee’s office is located at 251 Little Falls Drive, Wilmington, Delaware 19808; and the Trust Administrator’s office is located at 615 East Michigan Street, Milwaukee, Wisconsin 53202;

ii.	It has the requisite power and authority to deposit the Assets in the Custody Account;

iii.	Any factual information heretofore or contemporaneously furnished by or on behalf of the Client in writing to the Custodian for purposes of or in connection with the services contemplated by this Agreement is true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information not misleading in any material respect at such time; provided that, with respect to forecasts or projections, the Client represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time;

iv.	There is no claim pending, or to the Client’s knowledge, threatened, and no encumbrance or other lien, in each case, that may adversely affect any delivery of Assets made in accordance with this Agreement;

v.	It has not relied on any oral or written representation or warranty made by the Custodian or any other person on the Custodian’s behalf, other than those explicitly set forth in Section 11.A. hereof;

vi.	It owns the Assets in the Custody Account free and clear of all liens, claims, security interests and encumbrances (except those granted herein) and it has all rights, title and interest in and to the Assets in the Custody Account as necessary for the Custodian to perform its obligations under this Agreement;

vii.	It acknowledges that Digital Assets are new forms of assets, that the law regarding their ownership, custody and transfer is developing and uncertain, and that custody of such assets poses certain risks that are not present in the case of more traditional asset classes, including the risks of fraud and theft; and it understands that it will bear such risks and the potential loss or diminution in value of Digital Assets due to (a) changes or developments in the Law or conditions under existing Law in which its rights in and to such Digital Assets are not adequately protected, (b) changes in the Custodian’s policies or procedures made in the Custodian’s sole discretion in light of legal, regulatory, operational, security or reputational risks, (c) an Ineligibility Determination or (d) fraud and theft;

viii.	It is not, and no transferee of Assets pursuant to any Digital Asset Debit Request is, (a) the target of any economic, financial or trade sanctions or embargoes, export controls or other restrictive measures imposed by the United States of America (including those administered by the United States Department of the Treasury’s Office of Foreign Assets Control), the European Union, any member state of the European Union, the United Kingdom or the United Nations (the “Sanctions”), or (b) located, organized or resident in a country or territory with which dealings are broadly restricted or prohibited by any Sanctions (as of the date hereof, Crimea, Cuba, Iran, North Korea and Syria)(any such country, territory, entity or individual described in this clause (ix), a “Sanctioned Party”);

ix.	The Client does not know or have any reason to suspect that (a) any part of the Assets are or will be derived from, held for the benefit of, or related in any way to transactions with or on behalf of, any Sanctioned Party, and (b) any Sanctioned Party has or will have any legal or beneficial interest in the Client or any of the Assets;

x.	The Client does not know or have any reason to suspect that (a) any part of the Assets was derived from unlawful activities, or (b) any part of the Assets or proceeds of the Assets will be used to finance any unlawful activities;

xi.	If the Client is a non-U.S. banking institution (a “Non-U.S. Bank”) or is holding its security entitlement to the Assets credited to the Custody Account directly or indirectly on behalf of or for the benefit of a Non-U.S. Bank, such Non-U.S. Bank (a) maintains a place of business at a fixed address, other than solely a post office box or an electronic address, in a country where the Non-U.S. Bank is authorized to conduct banking activities; (b) at such location, employs one or more individuals on a full-time basis; (c) maintains operating records related to its banking activities; (d) is subject to inspection by the banking authority that licensed the Non-U.S. Bank; and (e) does not provide banking services to any other Non-U.S. Bank that does not have a physical presence in any country and that is not a registered affiliate of such Non-U.S. Bank;

xii.	If the Client is an entity holding its security entitlement to the Assets on behalf of any of its own customers, whether or not expressly identified to the Custodian from time to time, any such customers of the Client shall not be customers or indirect customers of the Custodian by virtue of the services provided hereunder;

xiii.	If the Client is an entity holding its security entitlement to the Assets credited to the Custody Account on behalf of third parties, (a) the Client is in compliance in all material respects with Sanctions and, as applicable to the Client, the U.S. Bank Secrecy Act, as amended, the U.S. Money Laundering Control Act of 1986, as amended, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, or any similar U.S. federal, state or foreign law or regulation, (b) the Client has anti-money laundering policies and procedures in place reasonably designed to verify the identity of its customers and investors and their sources of funds, and (c) the Client has established the identities of and conducted thorough due diligence with respect to all of its customers or investors who beneficially own or will beneficially own, directly or indirectly, any of the Assets;

xiv.	It acknowledges that the Custodian may, with or without prior notice to the Client, “freeze” the Client’s Custody Account, or any other Assets of the Client in the Custodian’s possession or control, including, but not limited to, prohibiting transfers, declining any Cash Debit Request, Cash Credit Request, Digital Asset Debit Request or Digital Asset Credit Request, and/or segregating Assets or property, if the Custodian determines, suspects, or is advised that such actions are necessary or advisable to comply with any applicable anti-money laundering, OFAC or other laws or regulations in any relevant jurisdiction. The Client acknowledges that the Custodian may be required to report transactions that raise suspicions of money laundering or OFAC violations and to disclose the identity of the Client and any related parties to appropriate government authorities;

xv.	It does conduct and intends to continue to conduct its business in material compliance with all applicable Laws, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; without limiting the generality of the foregoing, it will not use the services provided by Custodian hereunder in any manner that is, or would result in, a violation of any applicable Law;

xvi.	It is aware of and familiar with, and has been fully informed of, the risks associated with giving Proper Instructions, and is willing to accept such risks, and it shall (and shall cause each Authorized Person to) safeguard and treat with extreme care any devices or credentials related to Proper Instructions, understands that there may be alternative methods of giving or delivering the same than the methods selected by the Custodian, agrees that the security procedures (if any) to be followed in connection therewith provide a commercially reasonable degree of protection in light of its particular needs and circumstances, and acknowledges and agrees that a deposit or withdrawal request may conclusively be presumed by the Custodian to have been given by Authorized Person(s) duly authorized to do so, and may be acted upon as given; and

xvii.	It has determined, and agrees that the services are appropriate and desirable for the Client and that it is solely responsible for ensuring, that the services offered by the Custodian under this Agreement are appropriate for its intended use and comply with the Client’s applicable legal, regulatory, contractual, and operational obligations, including, but not limited to, determining whether the services provided by the Custodian hereunder are sufficient for satisfying any obligation of the Client to arrange for a qualified custodian to maintain Client funds and securities under the Investment Advisers Act of 1940, as amended. The Custodian makes no express or implied warranty, guarantee, or representation that the services offered by the Custodian under this Agreement satisfy any legal or regulatory requirements applicable to the custody of Client Assets. The Custodian shall have no liability whatsoever for, and the Client shall indemnify and hold the Custodian harmless against, any loss in value of the Assets held by the Custodian on the Client’s behalf and any other loss, expense, cost or liability of any kind incurred by the Custodian arising directly or indirectly out of the Client’s failure or alleged failure to comply with any Law, contract or operational requirements applicable to the Client, including, but not limited to, any Law applicable to the custody of Client Assets, except to the extent such loss, expense, cost or liability results from the Custodian’s, gross negligence, willful misconduct, or fraud.

C.	Custodian. The Custodian represents to the Client that the Custodian is (A) a New York State limited liability trust company authorized pursuant to Section 102-a of the New York Banking Law to engage in all activities described in Sections 96 and 100 of the New York Banking Law, with the exception of accepting deposits and making loans, and (B) a “bank” as defined in Section 202(a) of the Investment Advisers Act of 1940, as amended.

12.	SCOPE OF RESPONSIBILITY

A.	Standard of Care. The Custodian shall exercise the reasonable care of a professional custodian for hire.

B.	Limitations on Liability and Losses.

i.	In no event will the Custodian be responsible or liable for any loss, claim or damage suffered by the Client, except to the extent of a final, non-appealable judicial determination that such loss, claim or damage directly resulted from the gross negligence, willful misconduct or fraud of the Custodian. In the event of such final, non-appealable judicial determination, the liability of the Custodian will not exceed the lesser of (a) the replacement cost of any Assets and (b) the market value of the Assets (as determined by the Custodian) to which such loss or damage relates at the time the Client reasonably should have been aware of such gross negligence, willful misconduct or fraud. In the event of any loss sustained by the Client for which the Custodian is liable hereunder, the liability of the Custodian shall be reduced to the extent that the Client’s own conduct contributed to such loss.

ii.	The Custodian shall not be liable for any loss caused, directly or indirectly, by (a) the failure of the Client to adhere to the Custodian’s policies and procedures that have been disclosed to the Client, (b) a Force Majeure Event or (c) any action taken pursuant to Section 6.E.

iii.	Under no circumstances will the Custodian be liable to the Client for (a) acting in accordance with or conclusively relying upon any Proper Instruction that it believes in good faith to have been authorized by the Client or any Person acting on behalf of the Client, or (b) any indirect, consequential, incidental, special or punitive loss or damage, even if the Custodian has been advised of or otherwise might have anticipated the possibility of such loss or damage.

iv.	The Custodian shall not be responsible or liable to the Client for any loss caused, directly or indirectly, by (a) any failure or delay to act by any service provider to the Custodian or (b) any System Failure (other than a System Failure caused by the, gross negligence, willful misconduct or fraud of the Custodian or the Custodian’s affiliates), that prevents the Custodian from fulfilling its obligations under this Agreement.

C.	Limitations on the Custodian’s Responsibility

i.	General. The Custodian shall only be responsible for the performance of those duties as are expressly set forth herein, including acting in accordance with any Proper Instructions given in accordance with this Agreement. This Agreement sets forth the terms by which the Custodian shall satisfy each of its duties under Article 8 of the UCC. The Custodian shall have no implied duties or other obligations whatsoever. The Custodian shall not be subject to, nor required to comply with, any other agreement to which the Client is a party.

ii.	No Liability for Third Parties. The Custodian, provided that the Custodian shall have acted in good faith and used reasonable care in the selection and continued appointment of the third party and subject to clause iii below, is not responsible or liable for the acts, omissions, defaults, insolvency, negligence, gross negligence, misconduct or fraud of any third party selected by the Custodian to perform any of its duties or obligations under this Agreement, other than any Affiliated Agent. The Custodian shall provide the Client with written notice as soon as reasonably practicable of the appointment of any unaffiliated sub-custodian of Client Digital Assets. In addition, and subject to clause iii below, in no event shall the Custodian be liable for the acts, omissions, defaults, insolvency, negligence, gross negligence, misconduct or fraud of any other third party.

iii.	Sole Obligations of the Custodian. The Client understands and agrees that notwithstanding any delegation by the Custodian of any of its obligations and duties to any affiliate of the Custodian (defined as an “Affiliated Agent”), no such agreement with any Affiliated Agent shall discharge the Custodian from its obligations hereunder, and the rights of the Client with respect to the Custodian extend only to the Custodian and do not extend to any Affiliated Agent of the Custodian. The Client shall have no direct or indirect rights or causes of action against any Affiliated Agent, nor shall any Affiliated Agent have any responsibility or liability to any Client of the Custodian.

iv.	Performance Subject to Laws. The Client understands and agrees that the Custodian’s performance of this Agreement may be subject to relevant Laws and any rules, operating procedures, practices, and protocols related to Digital Assets, all of which may be subject to change. The Custodian may from time to time review and amend its policies and procedures or impose such additional policies and procedures as the Custodian, in its discretion, considers necessary or advisable due to change in any Law, including any Law related to Digital Assets.

v.	Preventing of Performance. The Custodian will not be responsible for any failure to perform any of its obligations if such performance is prevented, hindered or delayed by a Force Majeure Event, by changes in the Custodian’s policies or procedures made in the Custodian’s sole discretion in light of legal, regulatory, operational, security or reputational risks or after an Ineligibility Determination. In such case, the Custodian’s obligations will be suspended for so long as the Force Majeure Event continues or any change in the Custodian’s policies or procedures or Ineligibility Determination remains in effect.

vi.	Validity of Assets. The Custodian does not warrant or guarantee the form, authenticity, value or validity of any Asset received by the Custodian.

vii.	No Fiduciary Duties. The Custodian has no fiduciary duty to the Client in any respect, including with respect to the Assets held in the Custody Account under this Agreement (irrespective of whether an affiliate of the Custodian has provided other services or is currently providing other services to the Client on other matters).

viii.	Capacity of Custodian. For the avoidance of doubt, the Custodian is not acting as an investment manager or as a broker or dealer (as respectively defined in the Securities Exchange Act of 1934, as amended), nor is it acting as an investment, financial, legal or tax adviser to the Client. This Agreement is an arm’s length, commercial transaction between the Client and the Custodian. The Custodian is not recommending that the Client take any investment or other action with respect to the Assets held in the Custody Account under this Agreement.

ix.	Forwarded Information; Contents of Documents. The Custodian is not responsible for the form, accuracy or content of any notice, circular, report, announcement or other material provided under Section 6.B.ii of this Agreement not prepared by the Custodian and the Custodian shall not be required to make any investigation into the facts or matters stated in any certificate, report, or other document.

x.	Security of Assets. The Custodian shall not be liable to the Client for any loss resulting from actions taken by the Custodian to inspect, protect or improve the security of the Client’s Assets pursuant to Section 6.E.

xi.	Conflicting Claims. In the event of any dispute or conflicting claims by any person or persons with respect to the Assets, the Custodian shall be entitled to refuse to act until either (a) such dispute or conflicting claim shall have been finally determined by a court of competent jurisdiction or settled by agreement between conflicting parties, and the Custodian shall have received written evidence satisfactory to it of such determination or agreement or (b) the Custodian shall have received an indemnity, security or both, satisfactory to it and sufficient to hold it harmless from and against any and all loss, liability and expense that the Custodian may incur as a result of its actions.

xii.	Legal and Regulatory Compliance. The Custodian shall have no obligation to review, monitor or otherwise ensure compliance by the Client or the Sponsorwith (a) any Law applicable to the Client or the Sponsoror (b) any term or condition of any agreement between the Client and any third party, including the Sponsor. The Custodian conducts and intends to continue to conduct its business in material compliance with all applicable Laws.

xiii.	Reliance on Written Items. The Custodian may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction, statement, certificate, request, waiver, consent, opinion, report, receipt or other paper or document furnished to it in accordance with this Agreement, not only as to its due execution and validity, but also as to the truth and accuracy of any information therein contained, which it in good faith believes to be genuine and signed or presented by an Authorized Person. The Custodian shall be entitled to presume the genuineness and due authority of any signature appearing thereon. The Custodian shall not be bound to make any independent investigation into the facts or matters stated in any such notice, instruction, statement, certificate, request, waiver, consent, opinion, report, receipt or other paper or document.

D.	Client Obligations.

i.	The Client agrees to pay all fees, expenses, charges and obligations incurred from time to time for any services pursuant to this Agreement as determined in accordance with the terms of the Fee Schedule attached hereto, which may be changed from time to time by the Custodian upon prior written notice to the Client or the Sponsor, together with any other amounts payable to the Custodian under the Agreement. The Client authorizes the Sponsor to acknowledge receipt of any changes to the Fee Schedule on behalf of the Client without providing prior notice to or obtaining prior consent from the Client. Unless otherwise agreed, all fees and expenses paid to the Custodian shall be paid in U.S. Dollars.

ii.	The Client hereby acknowledges that the Custodian is subject to various laws including those verifying the identities of customers, pursuant to which the Custodian will obtain, verify and record information that allows the Custodian to identify each Client. Accordingly, prior to entering into this Agreement, the Custodian will ask the Client to provide certain information including, but not limited to, the Client’s name, physical address, tax identification number and other information that will help the Custodian to identify and verify the Client’s identity, such as organizational documents, certificate of good standing, license to do business or other pertinent identifying information. The Custodian may obtain and verify comparable information for any Authorized Person. The Client shall provide the Custodian with documentation to allow for obtaining and verifying the beneficial owners and control persons of customers that are legal entities. The Client acknowledges that the Custodian cannot provide services under this Agreement until the Custodian verifies the identity of the Client (and, if applicable, Authorized Persons and/or beneficial owners) in accordance with its customer identification and verification procedures. The Client’s Custody Account may be restricted or closed if the Custodian cannot obtain and verify this information. The Custodian will not be responsible for any losses or damages (including, but not limited to, lost opportunities) that may result if a Client’s Custody Account is restricted or closed.

iii.	The Client will promptly provide the Custodian with such additional information and documentation (including, as applicable, by executing additional documentation) as the Custodian may request to identify the owner(s) of Assets, for the Custodian to comply with applicable Law and its policies and procedures, and to enable the Custodian to perform its duties and obligations under this Agreement.

iv.	The Client shall promptly inform the Custodian if (a) the Client is or becomes a Sanctioned Person, (b) the Client is or becomes located, organized, or resident in, or begins to conduct business in or with a country or territory with which dealings are broadly restricted or prohibited by any Sanctions (including, as of the date hereof, Crimea, Cuba, Iran, North Korea and Syria) or (c) the Client becomes aware that the Client or any Asset, or any transaction involving an Asset, is or becomes the target of any Sanctions or investigation (including the reasonable details thereof).

v.	The Client shall not grant any other Person a lien, security interest, charge or similar rights or claims against the Assets without the Custodian’s prior consent.

vi.	In giving any Instructions which purport to be Proper Instructions under this Agreement, the Client will act, and will cause the Sponsor to act, in accordance with the provisions of any and all constitutional documents of the Client, any and all documents governing the Assets and any related laws and regulations.

vii.	The Client and its Authorized Persons are responsible for creating a strong password and maintaining adequate security and control of any and all IDs, passwords, hints, personal identification numbers, or any other codes that the Client and any Authorized Person uses to access the services provided by the Custodian under this Agreement. Any loss or compromise of the foregoing information and/or the Client’s personal information may result in unauthorized access to the Custody Account by third-parties and the loss or theft of any Digital Assets or Assets held in the Custody Account and any associated accounts. The Client is responsible for keeping the Client’s contact information, including email address and telephone number, up to date in order to receive any notices or alerts that the Custodian may send to the Client. The Custodian assumes no responsibility for any loss that the Client may sustain due to compromise of account login credentials not due to fault of the Custodian, or due to any failure by the Client, any Authorized Person or the Sponsor to follow or act on any notices or alerts that the Custodian may send to the Client, an Authorized Person or the Sponsor.

viii.	At any time, the Custodian may request Instructions from any Authorized Person or Sponsor (or Person that the Custodian believes in good faith to be an Authorized Person or Sponsor), and may consult with its own legal counsel or outside legal counsel for the Client with respect to any matter arising in connection with the services to be performed by the Custodian under this Agreement.

13.	INDEMNITY TO THE CUSTODIAN

A.	Indemnity to the Custodian. The Client agrees to indemnify, defend and hold harmless the Custodian, its parent companies, subsidiaries and affiliates, and its and their directors, officers, agents and employees, against any and all claims, costs, causes of action, losses, liabilities, lawsuits, demands and damages, fines, penalties and expenses, including without limitation, any and all court costs and reasonable attorney’s fees, in any way related to or arising out of or in connection with this Agreement or any action taken or not taken pursuant hereto, except to the extent that the Custodian would be liable under Section 12.B hereunder. The foregoing indemnifications shall survive any termination of this Agreement.

B.	Client’s Direct Liability. The disclosure by the Client to the Custodian that the Client has entered into this Agreement as the agent or representative of another person shall not relieve the Client of any of its obligations under this Agreement, including those described in Section 13.A above.

14.	CLIENT FINAL DISTRIBUTION OF ASSETS

The Client agrees that the Assets will be finally distributed, transferred and delivered to the Client only upon the Client’s indefeasible payment in full of any amounts due and owing to the Custodian hereunder.

15.	REMEDIES UPON NONPAYMENT

If the Client, upon demand, fails to pay the Custodian any required amount in respect of any Asset subject to this Agreement, the Custodian may, without notice to the Client (except as required by Law) and at any time appropriate, sell such Asset and/or exercise in respect of each such Asset any and all the rights and remedies of a secured party on default under applicable Law.

16.	LIEN AND SET OFF

In addition to all rights and remedies available to the Custodian under applicable Law, the Custodian shall have, and the Client hereby grants to the Custodian, a continuing lien on and valid and perfected first-priority security interest in all Assets in the Custody Account as security for the prompt and complete payment and performance of all obligations until the satisfaction of all liabilities of the Client to the Custodian arising under this Agreement, including without limitation liabilities in respect of any fees and expenses or credit exposures in relation to the Custody Account incurred in the performance of services under this Agreement. Custodian shall have all the remedies of a secured party under the Uniform Commercial Code in effect in the Commonwealth of Massachusetts. The Client shall not grant any other Person a lien, security interest, charge or similar rights or claims against the Assets without the Custodian’s prior written consent.

Without limiting any other rights and remedies of the Custodian under this Agreement or applicable Law, to the extent permitted by applicable Law, the Custodian may, with prior notice to the Client, set off any payment obligation owed to the Custodian by the Client against any payment obligations owed by the Custodian to the Client, regardless of the place of payment, delivery and/or currency of any obligation (and for such purposes may make any necessary conversions of currencies or Digital Assets). If any obligation is unliquidated or unascertained, the Custodian may set off an amount estimated by the Custodian in good faith to be the amount of that obligation.

17.	RECORDS

The Client shall examine each statement sent by the Custodian and notify the Custodian in writing within five (5) Business Days of the date of such statement of (A) any discrepancy between Instructions given by the Client and the position shown on the statement and (B) any other errors known to the Client. Absent such timely notification, the Custodian’s liability for any loss or damage in regards to such discrepancy shall not accrue beyond such five (5) Business Day period.

18.	CONFIDENTIAL INFORMATION

Each of the Custodian and the Client agrees that it will maintain any confidential and proprietary information disclosed to it by the other Party hereto (“Confidential Information”), in a confidential manner using the same care it uses to protect the confidentiality of its own confidential information, and will not use for its own benefit or otherwise the Confidential Information of the other Party except (x) as expressly authorized by this Agreement and to the extent necessary for performance of this Agreement or (y) upon the prior written consent of the other Party; provided, however, that each of the Custodian and the Client may disclose any such confidential or proprietary information of the other Party to those of its (a) affiliates and its and their officers, directors, and employees (“Affiliate Representatives”) who need to know such information for purposes of this Agreement, and (b) agents (including its accountants, attorneys and financial advisors), service providers, and contractors (“Other Representatives”) who need to know such information to support a Party’s performance of its obligations or exercise of its rights under this Agreement and who are bound by confidentiality obligations consistent with the terms hereof. Notwithstanding the foregoing, Confidential Information shall not include information that was (a) publicly available prior to disclosure by such disclosing party; (b) already in the receiving party’s possession and not subject to an obligation of confidentiality; (c) obtained by the receiving party from a third party without restriction on disclosure; (d) entirely independently developed by the receiving party without reference to any Confidential Information of the disclosing party; and (e) the tax treatment and any facts that may be relevant to the income tax consequences of the transactions contemplated by this Agreement. The Client shall treat the terms of this Agreement, including the fees set forth on Schedule 1 hereto, as Confidential Information.

If, at any time, the receiving party is required by law or regulation to make any disclosure of any of the Confidential Information, by summons, subpoena, judicial or administrative order or otherwise, the receiving party shall (to the extent permissible and practicable under the circumstances) give prompt prior written notice of such requirement to the disclosing party and permit the disclosing party to intervene in any relevant proceedings to protect its interests in the Confidential Information, and provide reasonable cooperation and assistance to the disclosing party in lawful efforts to resist, limit or delay disclosure at the disclosing party’s sole expense. Notwithstanding the foregoing, the Custodian may disclose the Client’s Confidential Information to the Custodian’s regulators without any notice thereof.

The receiving party shall promptly notify the disclosing party in writing of any loss, or use, access or disclosure of Confidential Information of the disclosing party in violation of this Agreement promptly following recipient’s discovery and shall promptly take measures to minimize the effect and prevent its recurrence. The receiving party shall be liable under this Agreement to the disclosing party for any loss, or access, use, or disclosure in violation of this Agreement by itself, its Affiliates Representatives, or its Other Representatives.

19.	TRADE NAMES

The Client acknowledges that the names and logos of the Custodian and its affiliates including, but not limited to, “Fidelity”, “Fidelity Investments®” and “Fidelity Digital Assets” (collectively, “Names”) are proprietary trademarks and trade names and are of significant value and importance. Client will not undertake any written or oral sales, advertising, press release, marketing, promotional or solicitation activities which identify, make reference to or otherwise use these Names, or suggest either orally or in writing that Client is an agent or partner of, affiliated with or in any way part of the Fidelity organization, except as otherwise approved in writing by the Custodian. No reference to the Custodian or Fidelity companies may be made in such a way as to potentially mislead customers of the Client.

Notwithstanding the preceding paragraph, during the term of this Agreement, Client shall have permission to use the Custodian’s full legal entity name, Fidelity Digital Asset Services, LLC or its associated trade name, Fidelity Digital Assets, (a) in communications to regulatory authorities having jurisdiction over the Client and (b) in non-public communications with its own current or prospective customers or investors when referring to the Custodian as providing custody, trade execution or other applicable services, as the case may be, as a simple statement of fact, in each case, without providing notice to, or receiving prior written consent from the Custodian.

20.	TERMINATION

A.	Term. The term of this Agreement shall commence on the Effective Date and terminate when terminated pursuant to this Section 20 (the “Term”).

B.	Termination. Either Party may terminate this Agreement in whole or in part, with or without cause, by giving not less than thirty (30) days’ prior written notice to the other Party.

C.	Immediate Termination by Either Party. Without prejudice to any accrued rights and remedies under this Agreement, either Party may terminate this Agreement immediately by giving written notice to the other Party upon the occurrence of any of the following events (provided such notice to terminate is given within three (3) months following the occurrence of the event):

i.	if the other Party commits any material breach of any of its obligations under this Agreement and, in the case of any breach which is capable of remedy, fails to remedy such breach within seven (7) days of delivery of a written notice to the other Party specifying such breach (or such longer period as the notice may specify); or

ii.	if the other Party becomes insolvent, enters into liquidation (apart from solvent liquidation for the purposes of amalgamation or reconstruction) or is dissolved or declared bankrupt or has a receiver, administrator or administrative receiver appointed over all or a substantial part of its assets or enters into an arrangement with its creditors or takes or suffers similar action.

D.	Immediate Termination by Custodian. Without prejudice to any accrued rights and remedies under this Agreement, the Custodian may terminate this Agreement immediately by giving written notice to the Client if in its sole discretion it has determined that (i) continuing to provide services under this Agreement would result in violation of any Law, (ii) any of the representations or warranties made by the Client under this Agreement cease to be true on a continuing basis or that (iii) the Client has conducted or participated in any activity, transaction or conduct that may present a material adverse impact or reflection on the Custodian’s reputation.

E.	Effect on Assets. Upon termination of this Agreement and subject to Section 14 hereof, the Custodian shall deliver the Client’s Assets as instructed by the Client in writing. If by the termination date the Client has not given instructions to the Custodian regarding where to deliver any Assets, the Custodian will continue to maintain the Custody Account until the Client provides such Proper Instructions to effect a free delivery of such Assets, and the Client shall be liable to pay monthly storage fees in the amount determined by the Custodian until all Assets are removed. Notwithstanding termination of this Agreement or any Proper Instruction, the Custodian may retain sufficient Assets to close out or complete any transaction that was in process prior to such termination or to pay any fees of the Custodian or amounts otherwise outstanding hereunder.

F.	Surviving Terms. The rights and obligations contained in Sections 7, 11, 13, 15, 16, 18 and 19 of this Agreement shall survive the termination of this Agreement.

21.	GOVERNING LAW AND JURISDICTION

A.	Governing Law. This Agreement is solely and exclusively governed, construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to conflict of law rules or principles that would cause the application of the laws of any other jurisdiction.

B.	Jurisdiction. Both Parties submit to personal jurisdiction in the federal and state courts located in Commonwealth of Massachusetts, and further agree that any and all claims and controversies arising out of this Agreement that cannot be amicably resolved by the Parties shall be brought solely and exclusively in a court in the Commonwealth of Massachusetts.

C.	Venue. Each Party hereto waives any objection it may have at any time, to the laying of venue of any actions or proceedings brought in an inconvenient forum and further waives the rights to object that such court does not have jurisdiction over such parties.

D.	Negotiated Agreement. Each Party acknowledges that it (i) has been represented by counsel (or has had the opportunity to be represented by counsel and waived its right to do so) with respect to this Agreement; and (ii) has had the opportunity to negotiate the terms of this Agreement, including the foregoing governing law and jurisdiction provisions, and that it has freely contracted to bind itself to such provisions based on its own judgment and not on any representations made by any other party, other than those contained herein.

22.	MISCELLANEOUS

A.	Entire Agreement; Amendments. This Agreement, including all exhibits and schedules, constitutes the entire Agreement and understanding between the Parties, and supersedes all previous communications, representations or agreements, whether written or oral, with respect to the subject matter hereof. In the event that this Agreement conflicts with any exhibit, schedule, or terms of use, the terms of this Agreement shall control and govern. Except as specified in this Agreement, this Agreement may be modified only by written agreement signed by both Parties.

B.	Notices. For the purposes of any notices or other communications required to be delivered hereunder, the Custodian’s address shall be 245 Summer Street, Boston, MA 02210 and the Client’s address shall be as set forth in the account opening documentation provided by the Client to the Custodian, as updated from time to time. Either Party may provide such notice by sending written notice by registered or certified mail or by e-mail to the address designated by the other Party. Any notices provided under this provision shall be effective, upon receipt (in the case of registered or certified mail) or by the recipient acknowledging receipt (in the case of e-mail).

C.	Third Parties. This Agreement is not intended to confer any rights or benefits to any third parties, including, but not limited to, the Client’s affiliates, employees, customers, counterparties or investors.

D.	Severability. If any provision of this Agreement is or becomes illegal, invalid, or unenforceable under any applicable Law, the remaining provisions shall remain in full force and effect (as shall that provision under any other law).

E.	Waiver of Rights. No failure or delay of the Client or the Custodian in exercising any right or remedy under this Agreement shall constitute a waiver of that right. Any waiver of any right will be limited to the specific instance. The exclusion or omission of any provision or term from this Agreement shall not be deemed to be a waiver of any right or remedy the Client or the Custodian may have under applicable Law.

F.	Recordings. The Client and the Custodian consent to telephonic or electronic recordings for security and quality of service purposes and agree that either may produce telephonic or electronic recordings or computer records as evidence in any proceedings brought in connection with this Agreement.

G.	Assignment. The Custodian may assign this Agreement, delegate its duties hereunder, and transfer the Custody Account to any of its affiliates or to its successors and assigns, whether by merger, consolidation, or otherwise, in each case, provided that the Custodian shall provide the Client with written notice of any such assignment. The Client may not assign or transfer any of its rights or obligations under this Agreement without the Custodian’s prior written consent. Any attempted transfer or assignment in violation hereof shall be null and void.

H.	No Agency. Nothing contained in this Agreement shall constitute the Client and/or the Custodian (and/or any other Person) as members of any partnership, joint venture, association, syndicate, unincorporated business or similar assignment as a result of or by virtue of the engagement or relationship established by this Agreement. Neither the Client nor the Custodian shall hold itself out as an agent, partner or joint venture partner of the other or any of the subsidiaries or companies controlled directly or indirectly by or affiliated with the other.

I.	No Affiliate Obligations. The Client acknowledges and agrees that (i) the obligations and duties of the Custodian hereunder apply only to the Custodian and are not obligations or duties of any other member of the Fidelity organization; (ii) notwithstanding any affiliation of the Custodian with the Fidelity organization or any member thereof (including FMR LLC, the parent company of the Custodian), this Agreement is with the Custodian only, and the rights of the Client under this Agreement apply only to the Custodian and not to FMR LLC or any other affiliate of the Custodian; and (iii) the Custodian may in its sole and absolute discretion in the performance of its responsibilities hereunder make such arrangements as it sees fit with any affiliate to have access to and use the services and resources of its affiliates, and in such event, the Custodian alone shall remain solely responsible to the Client for the provision of services hereunder and any such affiliate shall have no duty, responsibility or liability whatsoever to any Client in connection herewith.

J.	Other Business. Nothing herein shall prevent the Custodian or any of its affiliates from engaging in other business, or from entering into any other transaction or financial or other relationship with, or receiving fees from or from rendering services of any kind to the Client or any other Person. The Custodian and its affiliates may own and trade Digital Assets and are not prohibited from engaging in other business or activities, including those that might be in direct competition with the Client. The Custodian and its affiliates (or funds or other accounts advised or managed by them) may have investments in, or other commercial arrangements with, counterparties that fill Trade Orders or other service providers to the Custodian. Affiliates of the Custodian (and funds or other accounts advised or managed by them) may themselves utilize the Custodian’s trade execution service and submit Trade Orders that could be internally crossed with Trade Orders of the Client.

K.	Headings. Titles to Sections of this Agreement are included for convenience of reference only and shall be disregarded in construing the language contained in this Agreement.

L.	Counterparts; Electronic Signatures. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement. This Agreement may be accepted, executed, and agreed to through the use of electronic signatures and electronic transmission.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized.

HASHDEX NASDAQ CRYPTO INDEX US ETF

By:
Name:
Title:

FIDELITY DIGITAL ASSET SERVICES, LLC

By:
Name:
Title:

Schedule 1

[Reserved]

Schedule 2

[Reserved]

Schedule 3

[Reserved]